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                                                                    Exhibit 99.1
[JAMESON INNS, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE

December 14, 2001
                            Contact: Craig R. Kitchin
                                     President and Chief Financial Officer
                                     (770) 901-9020

JAMESON INNS ANNOUNCES PREFERRED DIVIDENDS FOR FOURTH QUARTER
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Atlanta, GA, December 14/PRNewswire/ -- Jameson Inns, Inc. (NASDAQ: JAMS), today announced that its Board of Directors has declared the Company's regular quarterly cash dividend distributions on its two series of preferred shares.

The Board declared a cash dividend of $.578125 per share of the Company's 9.25% Series A Cumulative Preferred Stock (NASDAQ: JAMSP) for the fourth quarter of 2001. The cash dividend is payable on January 21, 2002, to shareholders of record on December 31, 2001. The Company currently has approximately 1.27 million Series A preferred shares outstanding.

The Board also declared a cash dividend of $0.425 per share of the Company's $1.70 Series S Cumulative Convertible Preferred Stock (NASDAQ: JAMSO) for the fourth quarter of 2001. The cash dividend is payable on January 21, 2002, to shareholders of record on December 31, 2001. The Company currently has approximately 2.2 million Series S preferred shares outstanding.

The Board will meet in the latter part of January 2002 to make a determination on the payment of any dividend on the Company's 11.7 million common shares for the fourth quarter 2001. The fourth quarter dividend for the common shares, if declared by the Board, would be paid approximately February 20, 2002.

Jameson Inns, Inc. is a real estate investment trust that develops and owns the Jameson Inn and Signature Inn brands. The Jameson Inns are colonial-style, limited service hotel properties located in the Southeast. The Signature Inns are larger, limited service hotel properties located primarily in the Midwest. For more information, visit www.jamesoninns.com.
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